EXHIBIT 5.3

DREHER, SIMPSON AND JENSEN, P.C.
Attorneys and Counselors at Law	Lyle L. Simpson
	Dick L. Jensen	Of Counsel:
	Marcus F. Abels	Walter T. Hart
	Gary R. Fischer	Michael F. Burger
The Equitable Building	D. Scott Simpson
604 Locust Street • Suite 222	John M. Bouslog	Retired:
Des Moines, Iowa 50309-3723	Jack H. Pennington	Robert E. Dreher
Telephone (515) 288-5000 • Facsimile (515) 288-7718	Michael K. Thibodeau	Albert L. Harvey
L. Chris Knauf
Valerie J. Boland

Writer’s E-mail • mabels@dreherlaw.com
January 19, 2010
Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490S
Las Vegas, Nevada 89169
Re:	Registration Statement on Form S-4 $650,000,000 Principal Amount of 9 1/4% Senior Notes due 2014
Ladies and Gentlemen:
     We have acted as special Iowa counsel to Ameristar Casino Council Bluffs, Inc., an Iowa corporation (the “Iowa Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission, of (i) $650,000,000 principal amount of 9 1/4% Senior Notes due 2014 (the “Notes”) of Ameristar Casinos, Inc., a Nevada corporation (the “Company”), to be issued in exchange for the Company’s outstanding 9 1/4% Senior Notes due 2014 pursuant to the Indenture, dated as of May 27, 2009 (as supplemented, the “Indenture”), among the Company, the subsidiaries of the Company listed on Annex A hereto, including the Iowa Guarantor (the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee (the “Original Trustee”), as supplemented by that First Supplemental Indenture, dated as of December 7, 2009, among the Company, the Original Trustee, and Wilmington Trust FSB, as the successor trustee, and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes.
     In connection with this opinion, we have examined the articles of incorporation and bylaws of the Iowa Guarantor, such other records of the corporate proceedings of the Iowa Guarantor and certificates of the Iowa Guarantor as we have deemed relevant, as well as the Registration Statement, including the Prospectus, and the exhibits thereto.

Ameristar Casinos, Inc.
January 19, 2010

     In our capacity as special Iowa counsel to the Iowa Guarantor in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Iowa Guarantor in connection with the authorization and issuance of the Notes and the Guarantees.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.
     While certain members of our firm are admitted to practice in other jurisdictions, for purposes of this letter, we have examined only the laws of the State of Iowa. No opinion is expressed herein with respect to (i) the qualification of the Notes or Guarantees under the securities or blue sky laws of any federal, state or any foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) any county, municipality or other political subdivision or local governmental agency or authority laws.
     Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:
     1. The Iowa Guarantor is an Iowa corporation organized and validly existing under the laws of the State of Iowa.
     2. The Iowa Guarantor has the corporate power to execute, deliver and perform their respective obligations under the Indenture and the Guarantees.
     3. The Iowa Guarantor has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture and the Guarantees, and has duly executed and delivered the Indenture.
     4. The execution and delivery by the Iowa Guarantor of the Indenture and the Guarantees, and the performance by the Iowa Guarantor of its obligations under the Indenture and the Guarantees, do not require the Iowa Guarantor to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State of Iowa, other than approvals and filings previously obtained or made and in full force and effect.
     5. The execution and delivery of the Indenture by the Iowa Guarantor has not violated (i) any applicable statute, rule or regulation of the State of Iowa or (ii) the Iowa Guarantor’s articles and bylaws. If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Iowa Guarantor

Ameristar Casinos, Inc.
January 19, 2010

would not violate (i) any applicable statute, rule or regulation of the State of Iowa or (ii) the Iowa Guarantor’s articles of incorporation and bylaws.
     We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts after such time as the Registration Statement is declared effective.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, DREHER, SIMPSON AND JENSEN, P.C.
By:	/s/ Lyle L. Simpson
Lyle L. Simpson, President

By:	/s/ Gary R. Fischer
Gary R. Fischer, Vice President
MFA/mmi

ANNEX A
SUBSIDIARY GUARANTORS
CACTUS PETE’S, INC.
AMERISTAR CASINO VICKSBURG, INC.
AMERISTAR CASINO COUNCIL BLUFFS, INC.
AMERISTAR CASINO LAS VEGAS, INC.
A.C. FOOD SERVICES, INC.
AMERISTAR CASINO ST. LOUIS, INC.
AMERISTAR CASINO KANSAS CITY, INC.
AMERISTAR CASINO ST. CHARLES, INC.
AMERISTAR CASINO BLACK HAWK, INC.
AMERISTAR EAST CHICAGO HOLDINGS, LLC
AMERISTAR CASINO EAST CHICAGO, LLC